NUCOR ANNOUNCES THE ADDITION OF CHRISTOPHER J. KEARNEY

TO THE NUCOR BOARD OF DIRECTORS

CHARLOTTE, NORTH CAROLINA, September 4, 2008 - Nucor Corporation (NYSE: NUE) is pleased to announce that Christopher J. Kearney has been elected to the board of directors effective October 1, 2008. Mr. Kearney, 53, currently serves as the chairman, president and chief executive officer of SPX Corporation. SPX, headquartered in Charlotte, N.C., is a multi-industry manufacturing leader, focused on providing solutions that support the expansion of global infrastructure, with particular emphasis on the growing worldwide demand for energy and power. The company, which employs 17,000 people worldwide in over 35 countries, had revenues of $4.8 billion in 2007.

Mr. Kearney holds an undergraduate degree from the University of Notre Dame and a law degree from DePaul University Law School. He joins the Nucor board with twenty years of industry experience. Mr. Kearney joined SPX in 1997 as vice president, secretary and general counsel and an officer of the company. He was named president, chief executive officer and a director of SPX in 2004. He added the title of chairman in 2007.

“We believe that Chris will be an excellent addition to the Nucor board due to his industry experience and leadership skills,” said Dan DiMicco, chairman, president and chief executive officer of Nucor. “We are pleased to welcome him to our team.”

Headquartered in Charlotte, N.C., Nucor makes more steel in America than any other company. Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and non ferrous scrap. Nucor is North America's largest recycler.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211 Phone 704-366-7000 Fax 704-362-4208 www.nucor.com